Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of our report dated March 19, 2007 relating to the consolidated financial statements of Ceragenix Pharmaceuticals, Inc. and subsidiary (a development stage enterprise) and to the reference to our Firm under the caption “Experts” in the Prospectus.

GHP HORWATH, P.C.

Denver, Colorado
July 9, 2007